NEWS FOR IMMEDIATE RELEASE
October 21, 2009
CONTACT: Chadwick J. Byrd
(509) 568 - 7800

Ambassadors Group, Inc. Reports Results for the Third Quarter of 2009

Spokane, WA. – October 21, 2009

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, announced $1.37 fully d6iluted per share earnings for the nine months ended September 30, 2009, a 8 percent improvement over $1.27 fully diluted per share earnings for the same period one year ago. Despite travelling 17 percent fewer delegates, operating income for the first nine months of the year increased 14 percent as the Company actively managed its program price and travel cost structures. Net income for the nine months ended September 30, 2009 was $26.4 million, compared to $25.0 million for the same period in 2008.

Comparing the third quarters ended September 30, 2009 and 2008, fully diluted per share earnings decreased 6 percent to $0.64 in 2009 from $0.68 in 2008, and net income decreased 6 percent to $12.5 million in 2009 from $13.3 million in 2008. The third quarter 2009 results are down due to traveling 27 percent fewer delegates in the quarter.

The Company’s continued profitability and cash management led to a $17.8 million or 47 percent increase in deployable cash from a year ago.  Free cash flow per share for the first nine months of the year increased 91 percent or $0.21 per share to $0.44 per share.

Outlook

The Company also announced that as of October 19, 2009, enrolled revenue for 2009 travel programs in comparison to the same date one year ago decreased 12 percent. Enrolled revenue was $199.9 million, driven by the 34,263 net enrolled participants, including those that have already traveled, for 2009 compared to $227.9 million in enrolled revenue due to 41,928 net enrolled participants, including those that already traveled, for 2008 on this same day one year ago. The decrease in enrolled revenue year over year is primarily due to the 18 percent decrease of net enrolled participants.

In addition, as of October 19, 2009, the Company announced that enrolled revenue for 2010 travel programs in comparison to the same date one year ago decreased 24 percent. Enrolled revenue was $117.7 million, driven by the 19,919 net enrolled participants for 2010 travel programs compared to $154.8 million in enrolled revenue on this same day one year ago due to the 26,925 net enrolled participants for 2009 travel programs. The decrease in enrolled revenue year over year is primarily due to the 26 percent decrease of net enrolled participants.

Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

“We are pleased to report our third quarter 2009 financial results,” stated Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc.  "For the first nine months of the year, our operating income is up 14 percent, from $34.7 million to $39.4 million, which reflects three positive efforts: delegate retention, aggressive management of our cost of sales, and tight operating expense management. Unfortunately, the market for international student travel is being negatively impacted, which resulted in fewer traveled delegates this year. Our operating expenses have increased slightly, due in large part to legal expenses associated with litigation, upon which it is our policy not to comment.

“There are other financial highlights that merit further attention.  In the first nine months of 2009, we generated $8.6 million in free cash flow, an increase of $4.1 million over 2008. Our balance sheet continues to remain pristine – debt free. Our deployable cash has also increased.  We continue to pay a dividend.

“On the other hand, looking ahead, the market for international student travel continues to experience negative growth.  Forward bookings are down for us as well as other international student travel operators. Our own marketing and sales efforts have led us to conclude that there remains a very high level of interest in our programs but many families are not comfortable making the commitment and spending the money this year. We have taken a number of actions and conducted a number of tests to counter the negative impact of high un-
employment, stagnating compensation and lower net worth. One example of our  efforts is what we call “Peace of Mind” – which enables families to enroll and cancel without penalty if they experience job loss between now and travel time.

“As a result, we will continue to manage expenses very tightly, as well as to look for ways to illustrate to potential travelers and their families that traveling internationally now is more important than ever, especially for the up-and-coming generation of Americans who will live in a more integrated and connected global society.

“We appreciate your continued support and are eager to see our core markets turn around as the economic recovery continues.”

Nine months ended September 30, 2009

During the nine months ended September 30, 2009, we traveled 32,454 delegates, a 17 percent decrease from 38,926 delegates traveled during the same period one year ago. Comparing the nine months ended September 30, 2009 and 2008, gross receipts decreased 10 percent to $192.5 million from $214.1 million, however, gross margin increased 8 percent to $78.8 million from $73.2 million, respectively. Gross margin as a percent of gross receipts was 41 percent and 34 percent for the nine months ended September 30, 2009 and 2008, respectively. The decrease in gross receipts is primarily due to traveling fewer delegates.  The increase in gross margin was due to higher program prices and lower travel cost components. The higher program prices were driven by higher prices in the travel industry in 2008, the result of high fuel prices and constrained capacity. In 2009, the global economic slowdown has reduced travel demand and supplier prices, which enabled us to purchase our travel components at better than expected rates. In addition, BookRags’ year-over-year growth in gross receipts as well as including their results for the full nine months of 2009, led to gross receipts and gross margin of $2.3 million and $2.1 million, respectively. For the comparable period in 2008, BookRags reported $0.9 million and $0.8 million in gross receipts and gross margin, respectively.

Operating expenses for the nine months ended September 30, 2009 and 2008 were $39.3 million and $38.5 million, respectively. The $0.8 million increase is primarily due to increased legal and professional costs. Operating income was $39.4 million and $34.7 million for the nine months ended September 30, 2009 and 2008, respectively.

Other income was $0.6 million for the nine months ended September 30, 2009, compared to $2.5 million for the nine months ended September 30, 2008. The decrease in other income is due to $1.0 million foreign currency loss recorded early in the year on over-hedged foreign currency contracts for 2009 coupled with $0.9 million less in interest income that was caused by lower prevailing interest rates.

Quarter Ended September 30, 2009

During the third quarter of 2009, we traveled 12,967 delegates, a 27 percent decrease from 17,676 delegates traveled during the same quarter one year ago. Gross receipts were $82.8 million in the third quarter of 2009 compared to $101.2 million in the third quarter of 2008. Gross margin increased 1 percent, to $33.2 million in the third quarter of 2009 from $33.0 million in the same period of 2008. Gross margin as a percentage of gross receipts was 40 percent and 33 percent for the quarters ended September 30, 2009 and 2008, respectively. The decrease in gross receipts is due to traveling fewer delegates partially offset by increased program prices. The increase in gross margin is a combined result of higher program prices and lower travel cost components despite traveling fewer delegates. In addition, BookRags’ year-over-year growth in the third quarter of 2009 resulted in gross receipts and gross margin of $0.7 million and $0.6 million, respectively. BookRags gross receipts and gross margin in the third quarter of 2008 were $0.6 million and $0.5 million, respectively.

Operating expenses were $14.5 million in the third quarter of 2009 compared to $14.1 million in the third quarter of 2008, an increase of 3 percent. The $0.4 million increase is primarily due to increased legal and professional costs. Operating income was $18.7 million for the third quarter of 2009, compared to $18.9 million for the third quarter of 2008, a 1 percent decline.

Other income for the third quarter of 2009 was $0.5 million in comparison to $0.7 million in the third quarter of 2008. The $0.2 million decrease is due to lower prevailing interest rates.

Balance Sheet and Cash Flow

Total assets at September 30, 2009 were $127.8 million, of which 63 percent, or $80.3 million, were cash and short-term investments. Our deployable cash increased $17.8 million or 47 percent to $55.5 million at the end of the third quarter of 2009. Participant deposits were $16.5 million at the end of the third quarter of 2009, a 25 percent decrease from one year ago.

Cash provided by operations was $12.7 million and $8.6 million during the nine months ended September 30, 2009 and 2008, respectively. The increase in 2009 resulted primarily from a decline in prepaid program expenses driven by decreased travel costs. Cash used in investing activities was $13.0 million and $1.7 million during the nine months ended September 30, 2009 and 2008, respectively. The fluctuation is due to an increase in cash used to purchase available-for-sale securities offset by a decline in cash paid for BookRags in 2008. Our free cash flow per share for the first nine months of 2009 increased 91percent to $0.44 per share from $0.23 per share in the nine months ended September 30, 2008, primarily due to a decline in prepaid program expenses in 2009. See definition of deployable cash and free cash flow following the cash flow statement.

Cash used in financing activities was $3.5 million and $16.1 million during the nine months ended September 30, 2009 and 2008, respectively. Financing activities during the first nine months of 2009 consisted primarily of $3.4 million of cash dividends distributed to our shareholders and $0.4 million of common stock repurchases, compared to $6.6 million and $9.9 million, respectively, during the first nine months of 2008.

The following summarizes our unaudited statements of operations for the quarters and nine months ended September 30, 2009 and 2008 (in thousands, except per share amounts).

	Nine months ended September 30,		Quarter ended September 30,
	2009	2008	2009	2008
Gross receipts	$192,461	$214,100	$82,770	$101,183
Gross margin	$78,774	$73,205	$33,201	$33,018
Operating expenses:
Selling and marketing	29,411	29,606	11,281	11,272
General and administration	9,924	8,913	3,252	2,822
Total operating expenses	39,335	38,519	14,533	14,094

Operating income	39,439	34,686	18,668	18,924

Other income (expense)
Interest and dividend income	1,589	2,475	501	667
Foreign currency and other expense	(961)	—	—	—
Total other income	628	2,475	501	667
Income before income tax	40,067	37,161	19,169	19,591
Income tax provision	13,637	12,153	6,664	6,293
Net income	$26,430	$25,008	$12,505	$13,298

Net income per share — basic (1)	$1.39	$1.30	$0.66	$0.70
Weighted average shares outstanding – basic	19,048	19,259	19,051	19,040
Net income per share — diluted (1)	$1.37	$1.27	$0.64	$0.68
Weighted average shares outstanding – diluted	19,356	19,678	19,451	19,434

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross receipts, less program pass-through expenses for non-directly delivered programs, cost of sales for directly delivered programs, and content constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(1)
The Company adopted FSP EITF 03-6-1, as codified in FASB ASC 260-10, on January 1, 2009 and has adjusted earnings per share (“EPS”) accordingly. ASC 260-10 clarifies that unvested share-based payment awards that contain nonforfeitable rights to receive dividends or divided equivalents (whether paid or unpaid) are participating securities, and thus, should be included in the two-class method of computing EPS. Previously reported EPS has also been adjusted retrospectively.

The following summarizes our unaudited balance sheets as of September 30, 2009, September 30, 2008, and December 31, 2008 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2009	2008	2008
Assets
Cash and cash equivalents	$3,207	$8,088	$6,989
Available-for-sale securities	77,094	53,750	67,436
Foreign currency exchange contracts	1,255	—	—
Prepaid program cost and expenses	5,326	8,638	4,160
Accounts receivable	1,022	1,598	1,966
Deferred tax asset	—	1,288	2,780
Total current assets	87,904	73,362	83,331
Property and equipment, net	28,578	28,353	29,148
Available-for-sale securities	1,403	2,100	2,100
Deferred tax asset	157	1,559	241
Intangibles	2,698	2,362	2,404
Goodwill and other long-term assets	7,029	6,967	7,053
Total assets	$127,769	$114,703	$124,277

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$13,499	$10,828	$4,342
Foreign currency exchange contracts	—	3,533	6,641
Participants’ deposits	16,539	21,976	44,166
Deferred tax liability	258	—	—
Other liabilities	107	22	131
Total current liabilities	30,403	36,359	55,280
Foreign currency exchange contracts	—	—	1,764
Total liabilities	30,403	36,359	57,044
Stockholders’ equity	97,366	78,344	67,233
Total liabilities and stockholders’ equity	$127,769	$114,703	$124,277

The following summarizes our unaudited statements of cash flows for the nine months ended September 30, 2009 and 2008 (in thousands):
	UNAUDITED
	Nine months ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$26,430	$25,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,250	2,480
Deferred income tax benefit	(24)	(126)
Stock-based compensation	1,344	1,574
Excess tax benefit from stock-based compensation	(25)	(116)
Gain on sale of assets	—	(25)
Write-down of property and equipment	436	—
Loss on foreign currency contracts	962	—
Change in assets and liabilities:
Accounts receivable and other current assets	944	(653)
Prepaid program costs and expenses	(1,166)	(5,011)
Accounts payable, accrued expenses, and other current liabilities	8,184	6,253
Participants’ deposits	(27,627)	(20,747)
Net cash provided by operating activities	12,708	8,637
Cash flows from investing activities:
Net change in available-for-sale securities	(8,878)	11,665
Net purchase of property and equipment and other	(3,591)	(4,018)
Net purchase of intangibles	(519)	(95)
Net additions to goodwill	(13)	—
Net cash paid for acquisition	—	(9,280)
Net cash used in investing activities	(13,001)	(1,728)
Cash flows from financing activities:
Dividend payment to shareholders	(3,431)	(6,609)
Repurchase of common stock	(409)	(9,865)
Proceeds from exercise of stock options	337	395
Excess tax benefit from stock-based compensation	25	116
Capital lease payments and other	(11)	(139)
Net cash used in financing activities	(3,489)	(16,102)
Net decrease in cash and cash equivalents	(3,782)	(9,193)
Cash and cash equivalents, beginning of period	6,989	17,281
Cash and cash equivalents, end of period	$3,207	$8,088

Our operations are organized into two reporting segments, (1) Travel Programs and Other, which provides educational travel services to students, professionals and athletes through multiple itineraries within five travel program types and (2) BookRags, which provides online research capabilities through book summaries, critical essays, online study guides, biographies, and references to encyclopedia articles.

The following presents the segment operating performance during the quarters and nine months ended September 30, 2009 and 2008, incorporating BookRags, Inc. into the consolidated financial statements effective May 15, 2008 (in thousands):

	Nine months ended September 30,		Quarter ended September 30,
	2009	2008	2009	2008
Gross margin:
Travel programs and other	$76,715	$72,382	$32,641	$32,478
BookRags (1)	2,059	823	560	540
Total consolidated gross margin	$78,774	$73,205	$33,201	$33,018

Operating income:
Travel programs and other	$38,106	$34,140	$18,331	$18,572
BookRags (1)	1,333	546	337	352
Total operating income	$39,439	$34,686	$18,668	$18,924

Assets
Travel programs and other	$116,474	$104,877
BookRags (1)	11,295	9,826
Total assets	$127,769	$114,703

(1)	BookRags, Inc. was acquired on May 15, 2008, therefore the nine months ended September 30, 2008 does not represent a full period as it does in 2009.

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, current available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), and participant deposits. Free cash flow per share is calculated as net cash provided by operating activities less purchases of property, equipment, and intangibles divided by weighted average diluted shares outstanding. We believe these non-GAAP measures are useful to investors in understanding the cash available to deploy for future business opportunities.

The following summarizes our unaudited deployable cash as of September 30, 2009, September 30, 2008, and December 31, 2008 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2009	2008	2008
Cash, cash equivalents and short-term available-for-sale securities	$80,301	$61,838	$74,425
Prepaid program cost and expenses	5,326	8,638	4,160
Less: Participants’ deposits	(16,539)	(21,976)	(44,166)
Less: Accounts payable / accruals / other liabilities	(13,606)	(10,850)	(4,473)
Deployable cash	$55,482	$37,650	$29,946

The following summarizes our unaudited free cash flow as of September 30, 2009 and 2008 (in thousands):

	UNAUDITED
	September 30,
	2009	2008
Cash flow from operations as reported	$12,708	$8,637
Purchase of property, equipment and intangibles	(4,129)	(4,164)
Free cash flow	$8,579	$4,473
Weighted average shares outstanding	19,356	19,678
Free cash flow per share	$0.44	$0.23

Quarterly conference call and webcast

We will host a conference call to discuss third quarter 2009 results of operations on Thursday, October 22, 2009 at 8:30 A.M. Pacific Time. You may join the call by dialing 866.783.2140 then using the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888.286.8010 with the pass code 75543967 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access and post-view Webcast access will be available beginning October 22, 2009 at 11:30 a.m. until December 22, 2009.

Business overview

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious, education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at http://www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2009 and proxy statement filed April 6, 2009.